Maddox Ungar Silberstein, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

September 10, 2008

CONSENT OF ACCOUNTANT

Board of Directors
Lux Digital Pictures, Inc.
Berkley, California

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form S-1, Registration Statement under the Securities Act of 1933, filed by Lux Digital Pictures, Inc. of our report dated September 5, 2008, relating to the financial statements of Lux Digital Pictures, Inc., a Wyoming Corporation, as of and for the period ending August 31, 2008, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC